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PRESS CONTACT:                              INVESTOR RELATIONS CONTACT:
Jeanette Gibson                             Roberta DeTata
Cisco Systems, Inc.                         Cisco Systems, Inc.
(408) 525-8965                              (408) 527-6388
jegibson@cisco.com                          rdetata@cisco.com

Terry Alberstein
Cisco Systems, Inc.
(61) 417-213-905
talberst@cisco.com

INDUSTRY ANALYST RELATIONS CONTACT:
Art Rangel
Cisco Systems, Inc.
(408) 853-5705
arangel@cisco.com

                     CISCO SYSTEMS TO ACQUIRE RADIATA, INC.

                  PIONEERING HIGH PERFORMANCE WIRELESS NETWORKS

        SAN JOSE and SYDNEY, Nov. 13, 2000 -- Cisco Systems, Inc., today announced a definitive agreement to acquire privately held Radiata, Inc. of San Jose, California and Sydney, Australia. Radiata is a leading supplier of chipsets for high-speed wireless networks. This acquisition strengthens Cisco's New World strategy by expanding its ability to deliver next generation wireless networks using the IEEE 802.11a standard for faster data rates.

        Under the terms of the agreement, Cisco common stock worth an aggregate gross value of approximately $295 million will be exchanged for all outstanding shares and options of Radiata. Cisco has an existing 11% investment in Radiata. This acquisition will be accounted for as a purchase and is expected to close in the second quarter of Cisco's fiscal year 2001. In connection with the acquisition, Cisco expects a one-time charge for purchased in-process research and development expenses not to exceed $0.02 per share. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions. Radiata provides Cisco with leading semiconductor technology and extensive radio and modem systems expertise for developing next-generation wireless networks based on the IEEE 802.11a standard. Next-generation wireless networks, which will operate in the unlicensed 5 GHz frequency range, will enable wireless communications between devices at speeds up to 54Mbps, which has previously only been possible with wired connections.

        Radiata's product portfolio includes Baseband Processor and Radio chips, both of which will be integrated into Cisco's industry leading family of Aironet wireless LAN products including access points, adapters and bridges. The currently shipping Aironet 340 Series line of products are based on the IEEE 802.11b wireless standard, which operate in the unlicensed 2.4 GHz frequency range at speeds up to 11Mbps. These products will continue to offer customers


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the most cost-effective wireless LAN solution and the broadest choice of wireless-enabled mobile clients such as notebooks, handhelds and PDAs.

        Radiata, Inc. was founded in 1997 in Sydney, Australia and developed its technology on the basis of research conducted by CSIRO (Commonwealth Scientific and Industrial Research Organization), an Australian government research agency and Macquarie University in Sydney. The 53 employees will join a newly formed business unit, the Wireless Networking Business Unit of the Ethernet Access Group, in Cisco's Commercial Line of Business.

CISCO SYSTEMS

CISCO SYSTEMS, INC. (NASDAQ:CSCO) is the worldwide leader in networking for the Internet. News and information are available at the Cisco Press Room.

                                     # # #

Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.


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